UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 7, 2013

Date of Report (Date of earliest event reported)

Caesars Entertainment Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Amendment to Credit Agreement

On February 6, 2013, Caesars Entertainment Corporation (the “Registrant”) reported that its wholly owned subsidiary, Caesars Entertainment Operating Company, Inc. (“CEOC”) received the requisite lenders’ consents and entered into an amendment (the “Bank Amendment”) to its senior secured credit facilities to, among other things: (i) use the net cash proceeds of $1,500,000,000 of new 9% senior secured notes due 2020 (the “New Notes”) to repay a portion of CEOC’s existing term loans at par, with such repayment being applied: first, to all outstanding B-1, B-2 and B-3 term loans held by consenting lenders; second, to B-5 and B-6 term loans held by consenting lenders, in an amount up to 20% of the principal amount of the B-5 and B-6 term loans; and third, if any proceeds remain outstanding, to outstanding term loans as CEOC elects in its discretion; (ii) obtain up to $75 million of extended revolving facility commitments with a maturity of January 28, 2017, (iii) increase the accordion capacity under the senior secured credit facilities by an additional $650 million (which may be used, among other things, to establish extended revolving facility commitments under the senior secured credit facilities); (iv) modify the calculation of the senior secured leverage ratio for purposes of the maintenance test under the senior secured credit facilities to exclude the New Notes; and (v) modify certain other provisions of the senior secured credit facilities. The New Notes will have a later maturity than that of the term loans being repaid with the net cash proceeds of the New Notes. The effectiveness of the proposed Bank Amendment and related transactions are subject to regulatory approval and other conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: February 7, 2013	By:	/s/ MICHAEL D. COHEN
Michael D. Cohen
Senior Vice President, Deputy General Counsel and Corporate Secretary